Exhibit 1

MURANO GLOBAL INVESTMENTS PLC

Issuer Trust’s 11.000% Senior Secured Notes due 2031 (the "Notes")
Announcement of significant milestone in relation to the Notes Restructuring

Mexico City, Mexico — June 04, 2026

MURANO GLOBAL INVESTMENTS PLC and subsidiaries (the ”Company”), announced today that a significant milestone has been reached in relation to several key elements of the restructuring of the Notes (the “Restructuring”) as previously disclosed in our press release dated March 10, 2026.

As set out in more detail below, one of the steps of the Restructuring was to terminate the current hotel management agreement with the existing hotel operator and to enter into a new hotel management agreement with an alternative hotel operator.  This milestone has been reached, the relevant documents have been agreed and executed, and the Company is in the process of re-branding the Grand Island I Hotel (“GIC I”) in Cancun as ‘Mondrian’ to be operated by Ennismore.

As part of the arrangements with Ennismore and Restructuring, the Company intends to convert 328 hotel rooms at GIC I into residential condominiums to be sold to third parties, with such residential component also to be operated under the Mondrian brand.

The Company considers the rebranding of GIC I under the Mondrian brand, together with the conversion of hotel rooms into residential condominiums, to be key components of the Restructuring that are expected, once Restructuring is implemented in full, to materially improve the financial performance of the GIC I project.

ABOUT THE COMPANY

The Company is a Mexican real estate company with extensive experience in the design, structure and delivery of large-scale hospitality and commercial projects across Mexico with an international outreach aimed at institutional real estate investors. It has a retained portfolio including the Andaz and Mondrian Hotels in Mexico City, and Grand Island Cancun I resort in Cancun, Mexico. Murano also has an in-place pipeline of projects in Baja and Cancun.

Forward-Looking Statements

This document contains certain forward-looking statements within the meaning of U.S. federal securities laws. These forward-looking statements generally are identified by the words "believe, " "project, " "expect, " "engage, " "anticipate, " "commit, " "estimate, " "intend, " "strategy, " "future, " "fulfill, " "opportunity, " "preserve, " "plan, " "may, " "should, " "will, " "would, " "will be, " "will continue, " "will likely result, " and similar expressions. Forward-looking statements are their managements' current predictions, projections and other statements about future events that are based on current expectations and assumptions available to the Company, and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this document. Forward-looking statements are not guarantees of future performance. You should carefully consider the foregoing factors and the other risks and uncertainties described in the "Risk Factors" section of the Company's registration statement on Form F-1 filed by the Company with the U.S. Securities and Exchange Commission (the "SEC"), and other documents filed by the Company from time to time with the SEC. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and all forward-looking statements in this document are qualified by these cautionary statements. The Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company gives no assurance that the Company will achieve its expectations. The inclusion of any statement in this communication does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.

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